FIRST AMENDMENT
TO THE TRANSFER AGENT SERVICING AGREEMENT
THIS AMENDMENT effective as of the last date on the signature block, to the Transfer Agent Servicing Agreement (the “Agreement”) dated as of September 13, 2018, as amended, is entered into by and between PROCURE ETF TRUST II, a Delaware statutory trust (the “Trust”), and U.S. BANCORP FUND SERVICES, LLC d/b/a U.S. BANK GLOBAL FUND SERVICES, a Wisconsin limited liability company (“Fund Services”).
RECITALS
WHEREAS, the parties have entered into the Agreement; and
WHEREAS, the parties desire to amend the Agreement to update Exhibit A, as amended to add the following ETF:
Procure Disaster Recovery ETF

WHEREAS, Section 12 of the Agreement allows for its amendment by a written instrument executed by both parties and authorized or approved by the Board of Trustees of the Trust.

NOW, THEREFORE, the parties agree as follows:
1.Exhibit A of the Agreement is hereby superseded and replaced in its entirety with Exhibit A attached hereto.
Except to the extent amended hereby, the Agreement shall remain in full force and effect.
IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year last written below.

PROCURE ETF TRUST II	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Robert Tull	By: /s/ Anita M. Zagrodnik

Name: Robert Tull	Name: Anita M. Zagrodnik

Title: President	Title: Senior Vice President

Date: May 20, 2022	Date: May 23, 2022

Exhibit A to the Transfer Agent Servicing Agreement
Separate Series of Procure ETF Trust II
Name of Series
Procure Space ETF
Procure Disaster Recovery ETF